Exhibit 99.1

SOCKET MOBILE APPOINTS BRENT MACDONALD TO ITS BOARD

NEWARK, Calif., – June 15, 2016 – Socket Mobile, Inc. (OTC: SCKT), a leading innovator of data capture and delivery solutions for enhanced productivity, today announced the appointment of Brent MacDonald to its Board of Directors. Mr. MacDonald becomes a member of the Company’s Audit Committee and of its Nominating Committee.

Brenton MacDonald, 50, leads the Internet of Things (IoT) marketing efforts for Hewlett Packard Enterprise (HPE) CMS division. His 10 plus year tenure at Hewlett Packard Enterprise and HP Inc. covers an array of strategic planning and business management positions that focus on business growth. Prior to HPE, Mr. MacDonald spent six years in private equity financing at Newbury Ventures where his focus was on early stage global communication and IT companies throughout the world, and from 1997 to 2000 he worked for Alcatel-Lucent as a senior business analyst. Mr. MacDonald is a graduate of the London School of Economics (MSc) and Carleton University (MA).

Charlie Bass, Chairman, commented, “We are pleased to welcome Brent MacDonald as an independent member of Socket’s Board of Directors. His career focus on enterprise solutions, strategic planning and business management processes, budgeting, communications, marketing, continuous improvement programs and his exceptional analytic skills will make Brent an invaluable addition to Socket’s Board,” Bass concluded.

About Socket Mobile:
Founded in 1992, Socket Mobile is a leading innovator of data capture and delivery solutions for enhanced productivity in retail point of sale, field service, healthcare, and other mobile markets. Socket Mobile’s revenue is primarily driven by the deployment of third party barcode enabled mobile applications that integrate Socket Mobile’s cordless barcode scanners. Socket Mobile has a robust network of over 1,400 developers registered to use its software developer’s kit to add sophisticated barcode scanning to mobile applications. Socket Mobile is headquartered in Newark, Calif. and can be reached at +1-510-933-3000 or www.socketmobile.com. Follow Socket Mobile on Facebook and Twitter @socketmobile and subscribe to SocketTalk  the company’s official blog.

Investor Relations Contact:	Socket Mobile Contact:
Todd Kehrli / Jim Byers	Dave Dunlap
MKR Group, Inc.	Chief Financial Officer
323-468-2300	510-933-3035
sckt@mkr-group.com	dave@socketmobile.com

Socket is a registered trademark of Socket Mobile. All other trademarks and trade names contained herein may be those of their respective owners. © 2016, Socket Mobile, Inc. All rights reserved.